January 14, 2008

Mr. Carl-Aake Carlsson
President, API
Batstojordet 93.
N-1363 Hovik, Norway

Dear Carl-Aake

We refer to that Letter Agreement Retirement agreement between you and Alpharma AS (the "Company"), dated November 9, 2007 ("Letter Agreement"). This letter ("Amendment") hereby amends the Letter Agreement as follows:

The Section entitled "Retention Award" shall be amended as follows:

1)  The first two sentences of such section shall be deleted in their entirety and replaced with the following:

"Without regard to the occurrence of a Qualifying Transaction (as defined below), on January 16, 2008, you will receive a long-term incentive award in the form of Restricted Stock Units under the Company's 2003 Omnibus Incentive Compensation Plan (the "Omnibus Plan") consisting of 10,000 restricted stock units. As you may know, restricted stock units are units that Alpharma holds for you, pending the satisfaction of the restrictions set forth in the Restricted Stock Unit Award Agreement."

2) In such section, all references to "restricted stock" or "Restricted Stock" shall be changed to "restricted stock units" and "Restricted Stock Units", respectively.

3) In such section, all references to "Restricted Stock Award Agreement" shall be changed to "Restricted Stock Unit Award Agreement".

All other terms of the Letter Agreement shall remain the same and in effect.

Please indicate your acknowledgement of this Amendment, and your acceptance of its terms, by countersigning this Amendment where indicated below and returning one copy to the Company.

Sincerely,

ALPHARMA AS

By:	/s/ Mikkel Lyager-Olsen	/s/ Frode Johansen	/s/ Arnt-Tore Valsvik
	Mikkel Lyager-Olsen	Frode Johansen	Arnt-Tore Valsvik
	Director	Chairman	Director

DATED: January 16, 2008

I acknowledge and agree to the terms and conditions of this Agreement, and I intend to be legally bound hereby

/s/ Carl-Aake Carlsson

Name: Carl-Aake Carlsson

DATED: January 16, 2008